Exhibit 99

VIACOM UPDATES FULL YEAR 2008 BUSINESS OUTLOOK

NEW YORK, October 10, 2008—Viacom Inc. (NYSE: VIA and VIA.B) today updated its 2008 full year Business Outlook, reflecting continuing difficult economic conditions. Viacom now expects to deliver growth in adjusted diluted earnings per share from continuing operations in a range of mid-single to low double digit for the full year 2008. This outlook is based on adjusted earnings and reflects growth from 2007 adjusted diluted earnings per share from continuing operations of $2.36.

Based on preliminary information, Viacom now expects to report adjusted diluted earnings per share of approximately $0.53 to $0.55 for the third quarter of 2008. The Company said that its third quarter performance will be impacted by a decline of approximately 2% in worldwide advertising revenues. This decline reflects a decrease of approximately 3% in domestic advertising revenues and an increase of approximately 8% in international advertising revenues. Viacom said affiliate and ancillary revenues grew at a double-digit rate in the third quarter.

Viacom President and Chief Executive Officer Philippe Dauman said: “Given the rapid softening of the economy and the uncertainty this creates in forecasting advertising growth, we are taking the prudent step of moderating our near-term targets. At the same time, we are moving quickly to adapt to the changing environment and will take appropriate steps to secure new efficiencies that will enhance our long-term earnings growth prospects.

“Viacom is fundamentally strong with powerful brands and leadership positions in attractive and growing media segments around the world. We have a strong balance sheet and we continue to generate significant cash flow, which are important attributes in this time of economic uncertainty.”

Viacom plans to provide additional information regarding its third quarter results and business outlook during its regular quarterly conference call on Monday, November 3, at 4:30 p.m. (ET), following the release of its earnings announcement.

About Viacom

Viacom, consisting of BET Networks, MTV Networks and Paramount Pictures, is the world’s leading entertainment content company. It engages audiences on television, motion picture and digital platforms through many of the world’s best known entertainment brands, including MTV, VH1, CMT, Logo, Rock Band, Nickelodeon, Noggin, Nick at Nite, AddictingGames, Neopets, COMEDY CENTRAL, Spike TV, TV Land, Atom, Gametrailers, BET, Paramount Pictures, DreamWorks Pictures and Paramount Vantage. Viacom’s global reach includes approximately 160 channels and 340 online properties in 160 countries and territories.

For more information about Viacom and its businesses, visit www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements, including Business Outlook, which are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect the Company’s current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause actual results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: advertising market conditions; the public acceptance of and ratings for the Company’s feature films, programs, digital services and other content, as well as related advertisements; competition for advertising dollars; technological developments and their effect in the Company’s markets and on consumer behavior; fluctuations in the Company’s results due to the timing, mix and availability of the Company’s programming, films and other content; changes in the Federal communications laws and regulations; the impact of piracy; the impact of increased scale in parties involved in the distribution and aggregation of the Company’s products and program services to consumers and advertisers; the impact of union activity; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company’s businesses generally; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission, including but not limited to the Company’s 2007 Annual Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts

Press:	Investors:
Carl Folta	James Bombassei
Executive Vice President, Corporate Communications	Senior Vice President,Investor Relations
(212) 258-6352	(212) 258-6377
carl.folta@viacom.com	james.bombassei@viacom.com

Kelly McAndrew	Pamela Yi
Vice President, Corporate Communications	Director, Investor Relations
(212) 846-7455	(212) 846-7581
kelly.mcandrew@viacom.com	pamela.yi@viacom.com

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